PRICING SUPPLEMENT
------------------

(To prospectus supplement and prospectus dated January 24, 2001)

                                 $500,000,000

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series B

                         Floating Rate Renewable Notes

                            ----------------------

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The notes:

o The issue price for each note will equal 100% of the principal amount, plus accrued interest, if any, from February 6, 2001.

o We will pay you interest on the notes monthly at a rate based on LIBOR, as described in the attached prospectus supplement, plus a spread equal to 0.03%.

o On the maturity date of any notes, we will pay you an amount in U.S. dollars equal to 100% of the principal amount of the maturing notes held by you, plus accrued and unpaid interest.





Maturity:

o The initial stated maturity date for all of the notes will be February 20, 2002. During each month through January 2005, you may choose to extend the maturity date of all or a portion of your notes by following the procedures described in this pricing supplement. The new maturity date for any notes as to which such an election has been made will be the 366th calendar day from, and including, the twentieth calendar day of the month immediately succeeding your election, provided that, if such day is not a business day, the new maturity date will be the immediately preceding business day. If during any month you do not extend the maturity date of your notes, your notes will be due and payable on a date approximately one year from your failure to extend. The maturity date of the notes will not extend beyond February 17, 2006, the final stated maturity date.

o We may, at our option and prior to the applicable stated maturity dates, redeem all or a part of the notes for which the stated maturity date has been extended, on February 20, 2002 and each interest payment date occurring in the months of February, May, August and November of each year beginning in 2002.

         Neither the SEC nor any state securities commission has approved these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

                            ----------------------

                              Merrill Lynch & Co.
                            ----------------------

           The date of this pricing supplement is January 30, 2001.


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Terms of the notes:

Aggregate principal amount .......................    $500,000,000.00

Issuer ...........................................    Merrill Lynch & Co., Inc.

                                                      References to "ML&Co.", "we", "us" and "our" are to Merrill
                                                      Lynch & Co., Inc.

Amount payable at maturity........................    An amount in U.S. dollars equal to 100% of the principal
                                                      amount of the notes then maturing, plus accrued and
                                                      unpaid interest.

Final Stated Maturity Date .......................    February 17, 2006, provided that you elect to exercise your option to extend the maturity date of your notes during each
                                                      Extension Notice Period.

Maturity..........................................    The "Initial Stated Maturity Date" for each note is February
                                                      20, 2002, or if such date is not a Business Day, the Business
                                                      Day immediately preceding such date.  You may choose to extend the maturity date of all or any portion of your notes by
                                                      giving  notice during the Extension Notice Period immediately preceding the relevant Extension Date.

                                                      If you elect to extend the maturity date for all or any
                                                      portion of your notes during any Extension Notice Period, the new maturity date for such notes will be the 366th calendar day from, and including, the twentieth calendar day of the month immediately succeeding your election, provided that if such day is not a Business Day, the new maturity date will be the immediately preceding Business Day (a "Subsequent Stated
                                                      Maturity Date"). A Subsequent Stated Maturity Date cannot
                                                      occur on any date after the Final Stated Maturity Date.

                                                      You may elect to extend the maturity date of all of your
                                                      notes or of any portion thereof having a principal amount of
                                                      $1,000 or any multiple of $1,000 in excess thereof. To make your election effective on any Extension Date, you must
                                                      deliver a notice of election during the Extension Notice
                                                      Period for that Extension Date. Your notice of election must be delivered to the The Chase Manhattan Bank, as trustee
                                                      under the 1993 Indenture described in the attached prospectus supplement, through the normal clearing system channels
                                                      described in more detail below and in the accompanying
                                                      prospectus supplement, no later than 12:00 noon New York time on the applicable Extension Date. Upon delivery to the
                                                      trustee of a notice of election to extend the maturity date of the notes or any portion thereof, that election will be irrevocable.

                                                      If on any Extension Date you do not make an election to
                                                      extend the maturity date of all or any portion of the
                                                      principal amount of your notes, the principal amount of the notes for which you do not make such an election will become due and payable on the Initial Stated Maturity Date or
                                                      Subsequent Stated Maturity Date, if applicable, to which the maturity date of such notes shall have previously been
                                                      extended. The principal amount of the notes for which such election is not exercised will be represented by a note
                                                      issued on such Extension Date. The note so issued will have the same terms as the notes, except that it will not be
                                                      extendible, will have a separate CUSIP number and its stated
                                                      maturity date will be the applicable Subsequent Stated
                                                      Maturity Date. The failure to elect to extend the maturity date of all or any portion of the notes will be irrevocable and will be binding upon any subsequent holder of such notes.

                                                      The notes (and any additional notes issued as described
                                                      above) will be issued in registered global form and will
                                                      remain on deposit with the depository as described in the
                                                      attached prospectus supplement. Therefore, you must exercise the option to extend the maturity date of your notes through the depository. To ensure that the depository will receive timely notice of your election to extend the maturity of all or a portion of your notes, and to enable it to deliver
                                                      notice of your election to the trustee prior to 12:00 noon
                                                      New York time on the applicable Extension Date, you must
                                                      instruct the direct or indirect participant through which you hold an interest in the notes to notify the depository of
                                                      your election to extend the maturity of your notes in
                                                      accordance with the then applicable operating procedures of the depository.

                                                      The depository must deliver any notice of election from its participants to the trustee no later than 12:00 noon New York
                                                      City time on the applicable Extension Date. Different firms have different deadlines for accepting instructions from
                                                      their customers. You should consult the direct or indirect participant through which you hold an interest in the notes to ascertain the deadline for ensuring that timely notice
                                                      will be delivered to the depository.

Extension Dates...................................    February 20, 2001, and each Interest Payment Date occurring in
                                                      March 2001 through January 2005; however, if any such date is not a Business Day, such Extension Date will be the
                                                      immediately following Business Day.

Extension Notice Period...........................    The Extension Notice Period for each Extension Date will begin on the fifth Business Day prior to the scheduled Extension
                                                      Date and end at 12:00 noon New York time on that Extension
                                                      Date.

Initial Interest Rate............................     LIBOR with an Index Maturity of two weeks plus the Spread, to be determined on the second London Banking Day preceding the
                                                      Original Issue Date. The Interest Rate will be adjusted on a monthly basis, as described below.

LIBOR............................................     LIBOR, as defined in the attached prospectus
                                                      supplement, with an Index Maturity equal to one month,
                                                      except as described above.

Spread...........................................     Plus 0.03%.

Interest Reset Dates..............................    The twentieth calendar day of each month, commencing
                                                      February 20, 2001 through January 20, 2006.

Interest Payment Dates ...........................    The twentieth calendar day of each month, commencing
                                                      February 20, 2001; however, the only Interest Payment Date occurring in February 2006 will occur on the Final Maturity
                                                      Date.

Specified Currency ...............................    U.S. dollars.

Issue Price ......................................    100% of the principal amount, plus accrued interest, if any, from February 6, 2001.

Trade Date .......................................    January 30, 2001.

Original Issue Date ..............................    February 6, 2001.

CUSIP number of original notes....................    590 18Y DX6 If you do not elect to extend your notes during any one of the Extension Notice Periods, your notes will be assigned a new CUSIP number.

Form of notes.....................................    Book-entry only.

Denominations ....................................    We will issue and sell the notes in denominations of
                                                      $1,000 and integral multiples of $1,000 only.

Trustee...........................................    The Chase Manhattan Bank.

ML&Co. redemption.................................    We may redeem any notes for which the stated maturity
                                                      date has been extended beyond February 20, 2002, in whole or in part and at our option, on the Initial Maturity Date and each Interest Payment Date thereafter occurring in February,
                                                      May, August, and November of each year, upon not less than 30 nor more than 60 days prior notice, at a price equal to 100%
                                                      of the principal amount thereof, plus accrued and unpaid
                                                      interest.

Business Day......................................    Any day other than a Saturday or Sunday that is neither a
                                                      legal holiday nor a day on which banking institutions are
                                                      authorized or required by law or regulation to close in The
                                                      City of New York and such day is also a London Banking Day as described in the attached prospectus supplement.

Underwriting Fees.................................    .05% plus an additional .05% of the principal amount of
                                                      notes outstanding on the Initial Stated Maturity Date, and each subsequent anniversary thereof, with the final
                                                      payment occurring in February 2005.
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                     UNITED STATES FEDERAL INCOME TAXATION

         The following discussion supplements the information in the accompanying prospectus supplement under the heading "United States Federal Income Taxation".

         ML&Co. will take the position that an election to extend the maturity of all or any portion of the principal amount of the notes in accordance with the procedures described herein should not be a taxable event for United States federal income tax purposes. Accordingly, ML&Co. intends to treat an election to extend the maturity of all or any portion of the principal amount of the notes in accordance with the procedures described herein as not resulting in a taxable event to a U.S. Holder for United States federal income tax purposes. In addition, the notes should not constitute contingent payment debt instruments that would be subject to certain Treasury regulations governing contingent payment obligations (the "Contingent Payment Regulations").

         Prospective investors should consult the summary describing the principal United States federal income tax consequences of the ownership and disposition of the notes contained in the section called "United States Federal Income Taxation" in the accompanying prospectus supplement.

         Prospective investors should note that no assurance can be given that the IRS will accept, or that the courts will uphold, the characterization and the tax treatment of the notes described above. If the IRS were successful in asserting that an election to extend the maturity of all or any portion of the principal amount of the notes is a taxable event for United States federal income tax purposes, then a U.S. Holder would be required to recognize gain upon the exercise of such election. Also, if the IRS were successful in asserting that the notes were subject to the Contingent Payment Regulations, the timing and character of income thereon would be affected. Among other things, a U.S. Holder may be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the issue price. Furthermore, any gain recognized with respect to the notes would generally be treated as ordinary income. However, because the notes bear a variable interest rate that is reset every month, it is expected that (i) the accrual of income at the comparable yield would not significantly alter the timing of income inclusion; and (ii) any gain recognized with respect to the notes would not be significant. Prospective investors are urged to consult their tax advisors regarding the United States federal income tax consequences of investing in the notes.